Exhibit 4.1
THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.
THIRD AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

$	November 28, 2006
THIS THIRD AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE (this “Note”) executed by Zila, Inc., a Delaware corporation (“Company”), amends, restates and replaces that certain Second Amended and Restated Senior Secured Convertible Note, dated as of November 28, 2006 (the “Second Restated Note”), in the principal amount of                                         , executed by Company in favor of                                         (the “Holder”), which amended, restated and replaced that certain Amended and Restated Senior Secured Convertible Note, dated as of November 28, 2006 (the “Restated Note”), in the principal amount of                                         , executed by Company in favor of the Holder, which amended, restated and replaced that certain 6% Senior Secured Convertible Note, dated as of November 28, 2006 (the “Original Note”), in the principal amount of                                         , executed by Company in favor of the Holder. This Note, the Second Restated Note, the Restated Note and the Original Note constitute a single, ongoing obligation of the Company.
          FOR VALUE RECEIVED, the Company hereby unconditionally promises to pay to the order of the Holder, having an address at                                         , at such address or at such other place as may be designated in writing by the Holder, or its assigns, the aggregate principal sum of                      Million United States Dollars ($                    ), together with interest from June 3, 2008 on the unpaid principal balance of this Note outstanding at a rate equal to seven percent (7%) per annum (computed on the basis of the actual number of days elapsed in a 360-day year) and continuing on the outstanding principal until this Note is converted into Common Stock as provided herein or indefeasibly and irrevocably paid in full by the Company. Notwithstanding the preceding sentence, the Company shall have the right, at its option, to pay interest at a rate equal to eight percent (8%) per annum (computed on the basis of the actual number of days elapsed in a 360-day year) in the form of duly authorized, fully paid and nonassessable shares of Common Stock (the “PIK Shares”). Each PIK Share shall have a value equal to 90% of the average closing bid price per share of the Common Stock for the ten (10) Trading Days immediately prior to the relevant Interest Payment Date. Interest on this Note shall accrue and shall be payable quarterly on each January 31, April 30, July 31, and October 31 for the preceding quarter (each, an “Interest Payment Date”), commencing on October 31, 2007. Subject to the other provisions of this Note, the principal of this Note and all accrued and unpaid interest hereon shall mature and become due and payable on July 31, 2010 (the “Stated Maturity Date”). Except as provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.
          Upon the occurrence and during the continuation of any Event of Default hereunder, all amounts outstanding hereunder shall bear interest at an annual rate of fifteen percent (15%). For purposes of any of the covenants set forth in Sections 5(a)(xiii) and 5(a)(xiv) only, any Event of Default caused by a breach of any such covenant shall be cured and shall no longer continue upon the satisfaction by the Company of such covenant for the next succeeding quarter, to the extent applicable. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.
          This Note is one of a series of Notes (the “Company Notes”) of like tenor in an aggregate principal amount of Twelve Million One and 20/100 United States Dollars ($12,000,001.20) issued by the Company pursuant to the terms of the Purchase Agreement (as defined below) and amended and restated pursuant to the terms of the Amendment Agreement (as defined below) and further amended and restated pursuant to (i) the terms of the Second Amendment Agreement (as defined below) and (ii) the terms of the Third Amendment Agreement (as defined below).
     1. Definitions. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:
          “Additional Rights” has the meaning set forth in Section 4 hereof.
          “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.
          “Amendment Agreement” means the Amendment Agreement, dated August 13, 2007, among the Company, the Investors party thereto and Balyasny Asset Management, L.P.
          “Board” shall mean the Board of Directors of Company.
          “Business Day” other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Closing Date” has the meaning set forth in the Purchase Agreement.
          “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company or any securities into which shares of Common Stock may be reclassified after the date hereof.
          “Company” has the meaning set forth in the first paragraph hereof.
          “Company Notes” has the meaning set forth in the third paragraph hereof.
          “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, consistently applied for all relevant periods, less (i) gains and losses from any sale, lease, conveyance, transfer or other disposition of any assets or property of the Company and its Subsidiaries, other than in the ordinary course of business, including the tax effects thereof and (ii) items classified under GAAP, consistently applied for all relevant periods, as extraordinary, unusual or non-recurring gains and losses, and the related tax effects thereof.
          “Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Conversion Price” shall mean initially $2.20 per share, subject to adjustment as provided in Section 4.
          “Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.
          “Convertible Securities” has the meaning set forth in Section 4 hereof.
          “Deposit Account Control Agreement” means an agreement with a depository pursuant to which the Agent will have the right, upon an Event of Default, to control accounts of the Company and the Subsidiary Guarantors (as defined in the Security Agreement).
          “EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) other non-cash items reducing Consolidated Net Income and minus, to the extent included in the statement of such Consolidated Net Income for such period, (x) interest income and (y) all other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis.
          “Event of Default” has the meaning set forth in Section 6 hereof.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Issuances” has the meaning set forth in Section 4(j) hereof.
          “Fiscal Year” means the period commencing on August 1 of any year and ending on July 31 of the following year.
          “Free Cash” as of any date means the sum of the Company’s unrestricted cash and Cash Equivalents, determined on a consolidated basis.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis as in effect on the date hereof.
          “Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.
          “Holder” has the meaning set forth in the first paragraph hereof.
          “Indebtedness” means any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds,

debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables or obligations in respect of workers’ compensation, unemployment insurance and other social security laws or regulation, all arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary.
          “Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.
          “Investors” has the meaning set forth in the Purchase Agreement.
          “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).
          “Majority Holders” has the meaning set forth in Section 8 hereof.
          “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last Trading Day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; (c) if such security is then included in the “pink sheets,” the closing sale price of one share of Common Stock on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board, the “pink sheets” or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Holder. If the Common Stock is not then listed on a national securities exchange or quoted on the Bulletin Board, the “pink sheets” or other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value in respect of subpart (d) of this paragraph, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Holder.
          “Mortgage Financing” means the incurrence of up to $2,000,000 in aggregate principal amount of Indebtedness secured only by the Owned Real Estate; provided that the Company retains fee ownership of the Owned Real Estate.
          “Note” has the meaning set forth in the first paragraph hereof.
          “Optional Conversion Date” has the meaning set forth in Section 4(a) hereof.
          “Options” has the meaning set forth in Section 4 hereof.
          “Owned Real Estate” means the real property, improvements and related fixtures and appurtenances thereto owned by the Company.
          “Permitted Indebtedness” means:
          (a) Unsecured Indebtedness existing on the Closing Date and refinancings, renewals and extensions of any such Indebtedness if (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (ii) the principal amount thereof or interest payable thereon is not increased, and (iii) the terms thereof are not less favorable to the Company or the Subsidiary incurring such Indebtedness than the Indebtedness being refinanced, renewed or extended;
          (b) Working capital Indebtedness of the Company that is secured by the Company’s accounts and inventory and otherwise containing terms and conditions approved by the Majority Holders, such approval not to be unreasonably withheld;
          (c) Guaranties by any Subsidiary of any “Permitted Indebtedness” of the Company or another Subsidiary;
          (d) Indebtedness representing the deferred purchase price of property and capital lease obligations which collectively does not exceed $1,000,000 in aggregate principal amount;
          (e) the Mortgage Financing; and

          (f) Indebtedness of the Company to any wholly owned Subsidiary and Indebtedness of any wholly owned Subsidiary to the Company or another wholly owned Subsidiary which constitutes “Permitted Indebtedness.”
          “Permitted Investments” means:
          (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof;
          (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and
          (c) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.
          “Permitted Liens” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with U.S. generally accepted accounting principles, consistently applied;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries; and

          (f) Liens granted to secure the obligations of the Company or any Subsidiary under any Indebtedness permitted under clauses (b), (d) and (e) of the definition of “Permitted Indebtedness”; provided, however, that any Liens securing Indebtedness permitted under (i) clause (b) of such definition shall be limited to the Company’s accounts and inventory, (ii) clause (d) of such definition shall be limited to the property acquired through such Indebtedness and (iii) clause (e) of such definition shall be limited to the Owned Real Property. Upon the Company’s request, the Investors shall subordinate or release their security interests in the Owned Real Property to permit the Mortgage Financing on terms approved by the Majority Holders, such approval not to be unreasonably withheld.
          “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
          “Purchase Agreement” shall mean the Purchase Agreement, dated as of November 13, 2006, and as that agreement may be amended from time to time, by and among the Company and the Investors.
          “Qualifying Event of Default” means an Event of Default of the type specified in Sections 6(b), 6(g) and 6(j).
          “Restricted Payment” has the meaning set forth in Section 5(b)(iv) hereof.
          “Second Amendment Agreement” means the Second Amendment Agreement, dated June 3, 2008, among the Company, the Investors party thereto and Balyasny Asset Management, L.P.
          “Security Agreement” has the meaning set forth in the Purchase Agreement.
          “Security Documents” means the collective reference to the Security Agreement, the Deposit Account Control Agreements and each other agreement or writing pursuant to which the Company purports to pledge or grant a security interest in any property or assets securing the Company’s obligations or any such Person purports to guaranty the payment and/or performance of the Company’s obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
          “Stated Maturity Date” has the meaning set forth in the first paragraph hereof.
          “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
          “Third Amendment Agreement” means the Third Amendment Agreement, dated September 11, 2008, among the Company and the Investors party thereto.

          “Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc., the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on a system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on any system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available, shall mean a day, other than a Saturday or Sunday, on which The New York Stock Exchange, Inc. is open for trading.
          “Trigger Issuance” has the meaning set forth in Section 4(i) hereof.
     2. Purchase Agreement. This Note is one of the Senior Secured Convertible Notes of the Company issued pursuant to the Purchase Agreement and amended and restated pursuant to the Amendment Agreement and further amended and restated pursuant to (i) the Second Amendment Agreement and (ii) the Third Amendment Agreement. This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement, the Amendment Agreement, the Second Amendment Agreement and the Third Amendment Agreement. This Note is transferable and assignable to any Person to whom such transfer is permissible under the Purchase Agreement and applicable law. The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.
     3. Prepayment. This Note shall not be prepayable or redeemable by the Company prior to the Stated Maturity Date.
     4. Conversion.
          (a) The Holder shall have the right, at its option, exercisable at any time, effective upon delivery to the Company of a Conversion Notice, to convert all or a portion of the principal amount of this Note and any accrued and unpaid interest due on the portion of the principal amount of this Note being converted into fully paid and nonassessable shares of the Common Stock at the Conversion Price then in effect. The date of any optional conversion is hereinafter referred to as the “Optional Conversion Date.”
          (b) [reserved]
          (c) Promptly after any Optional Conversion Date, the Holder of this Note shall deliver this Note to the Company (or, in lieu thereof, an appropriate lost security affidavit in the event this Note shall have been lost or destroyed, together with a customary indemnity agreement) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for the Conversion

Shares issuable upon such conversion shall be issued. Promptly following the surrender of this Note (or, in lieu thereof, delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed, together with a customary indemnity agreement) as aforesaid, but in no event more than three (3) Business Days thereafter, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole Conversion Shares issuable upon the conversion of this Note and, in the case of the conversion of less than the entire amount of this Note, a new note of like tenor in the principal amount of this Note not being converted on the relevant Optional Conversion Date. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the Optional Conversion Date and at such time, the rights of the Holder shall cease with respect to the Note, or amount thereof, being converted, and the Person or Persons in whose name or names any certificate or certificates for Conversion Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Conversion Shares represented thereby.
          (d) No fractional shares shall be issued upon any conversion of this Note into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 4(d), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Common Stock.
          (e) If the Company shall, at any time or from time to time while this Note is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (i) the Conversion Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Conversion Shares issuable upon conversion of this Note shall be adjusted by multiplying the number of Conversion Shares issuable upon conversion of this Note immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Conversion Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Conversion Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur.
          (f) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another Person shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right, at its option, either (i) to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon conversion of this Note such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof or (ii) in the event or any such consolidation or merger of the Company or such sale, transfer or other disposition of all or substantially all of the Company’s assets only, to cause the Company to redeem this Note at a redemption price equal to 110% of the outstanding principal amount of this Note, together with all accrued and unpaid interest hereon to the date of redemption, which right must be exercised by the Holder within ten (10) Business Days after receipt by it from the Company of written notice of the occurrence of any transaction giving rise to such right. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, without regard to any conversion limitation specified in Section 4, and the other obligations under this Note. The provisions of this paragraph (f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.
          (g) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4(e)), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.
          (h) An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          (i) In the event that, as a result of an adjustment made pursuant to this Section 4, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Note.
          (j) Except as provided in Section 4(j) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of Sections 4(j)(i) through 4(j)(vii) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) for no consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:
          Adjusted Conversion Price =
                    where
                    “A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;
                    “B” equals the Conversion Price in effect immediately preceding such Trigger Issuance;
                    “C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and
                    “D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;
provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.
          For purposes of this subsection (j), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued or sold by the Company or deemed to be issued or sold pursuant to this subsection (j), other than Excluded Issuances (as defined in subsection (k) hereof).
          For purposes of this Section 4(j), the following subsections (j)(i) to (j)(viii) shall also be applicable (subject, in each such case, to the provisions of Section 4(k) hereof):
          (i) In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options”

and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 4(i)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
          (ii) In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 4(j)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issuance or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Section 4(j).
          (iii) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 4(j)(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 4(j)(i) or 4(j)(ii), or the rate at which Convertible Securities referred to in subsections 4(j)(i) or 4(j)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 4(j) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 4(j) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.
          (iv) Subject to the provisions of this Section 4(j), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration; provided, that if any adjustment is made to the Conversion Price as a result of a declaration of a dividend and such dividend is rescinded, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.
          (v) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights. In the event that the Board and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.
          (vi) In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          (vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issuance or sale of Common Stock for the purpose of this subsection (j).
          (viii) Notwithstanding any other provision in this subsection (j) to the contrary, if a reduction in the Conversion Price pursuant to this subsection (j) (other than as set forth in this clause (viii)) would require the Company to obtain stockholder approval of the transactions contemplated by the Purchase Agreement to be consummated on the Closing Date pursuant to Nasdaq Marketplace Rule 4350(i) and such stockholder approval has not been obtained, (i) the Conversion Price shall be reduced to the maximum extent that would not require stockholder approval under such Rule, and (ii) the Company shall use its commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of stockholders to vote on such Conversion Price adjustment. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 4 of this Note.
          (k) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (C) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities, (D) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Note) and (E) the issuance of any PIK Shares (collectively, “Excluded Issuances”).

          (l) In case at any time:
          (i) the Company shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Company payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;
          (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Company any additional shares of stock of any class or other rights; or
          (iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, any acquisition or a liquidation, dissolution or winding up of the Company;
then, in any one or more of said cases, the Company shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, (a) at least 20 Business Days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (iii) of this Section 4(l) and (b) in the case of any event set forth in clause (iii) of this Section 4(l), at least 20 Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (iii) of this Section 4(l).
          (m) Upon any adjustment of the Conversion Price, then and in each such case the Company shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.
          (n) The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, and that the Company will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Company shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or trading market upon which the Common Stock may be listed. The Company shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation.
          (o) The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder. When the Company is required to issue Conversion Shares hereunder, if: (1) certificates representing such Conversion Shares are not delivered to the Holder within three (3) Business Days of the Optional Conversion Date, and (2) prior to the time such certificates are received, the Holder, or any third party on behalf of such Holder or for the Holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of such certificates (a “Buy-In”), then the Company shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by the Holder as a result of the sale to which such Buy-In relates. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.
          (p) The Company will not at any time close its transfer books against the transfer, as applicable, of this Note or of any shares of Common Stock issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.
          (q) Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 4(f) of this Note. This restriction may not be waived.
     5. Covenants.
          (a) So long as any amount due under this Note is outstanding and until the earlier of (i) the indefeasible payment in full of all amounts payable by the Company hereunder and (ii) the conversion of this Note:

          (i) The Company shall and shall cause each of its Subsidiaries to (A) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducting, (B) do all things necessary to remain duly organized, validly existing, and in good standing as a domestic corporation under the laws of its state of incorporation and (C) maintain all requisite authority to conduct its business in those jurisdictions in which its business is conducted.
          (ii) The Company shall promptly notify the Holder in writing of (A) any change in the business or the operations the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and (B) any information which indicates that any financial statements which are the subject of any representation contained in the Deal Documents, or which are furnished to the Holder pursuant to the Deal Documents, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof; provided, however, that this clause (B) shall not apply to any information provided to the Holder pursuant to Section 6 of the Second Amendment Agreement.
          (iii) The Company shall promptly notify the Holder of the occurrence of any Event of Default or any event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.
          (iv) The Company shall promptly notify the Holder of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency against the Company or any Subsidiary or to which the Company or any Subsidiary may be subject which alleges damages in excess of Two Hundred Fifty Thousand United States Dollars ($250,000).
          (v) The Company shall promptly notify the Holder of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary is a party which default could reasonably be expected to have a Material Adverse Effect.
          (vi) The Company shall and shall cause each Subsidiary to promptly take any and all actions necessary to execute any definitive documentation (which documentation shall include customary representations, warranties, covenants, conditions and agreements, and any UCC financing statements) reasonably requested by the Holder, for obtaining the benefits of the Security Agreement, subject to the terms and conditions stated therein.
          (vii) The Company shall and shall cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
          (viii) The Company shall and shall cause each Subsidiary to all times maintain with financially sound and reputable insurance companies insurance covering its assets and its businesses in such amounts and covering such risks (including, without limitation, hazard, business interruption and public liability) as is consistent with sound business practice and as may be obtained at commercially reasonable rates. The insurance policies will comply with the provisions of Section 11 of the Security Agreement.
          (ix) The Company shall and shall cause each Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
          (x) The Company shall and shall cause each Subsidiary to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.
          (xi) At its own expense, the Company shall and shall cause each Subsidiary to make, execute, endorse, acknowledge, file and/or deliver any documents and take all commercially reasonable actions necessary or required to maintain its ownership rights in its Intellectual Property, including, without limitation, (i) any action reasonably required to protect the Intellectual Property in connection with any infringement, suspected infringement, passing off, act of unfair competition or other unlawful interference with the rights of the Company or any Subsidiary in and to such Intellectual Property, and (ii) any registrations with the United States Patent & Trademark Office and any corresponding foreign patent and/or trademark office required for the Company or any Subsidiary to carry on its business as presently conducted and as presently proposed to be conducted. Except for non-exclusive licenses granted in the ordinary course of business, the Company shall not and shall cause each Subsidiary not to transfer, assign or otherwise convey the Intellectual Property, any registrations or applications thereof and all goodwill associated therewith, to any person or entity.
          (xii) Promptly after the occurrence thereof, the Company shall and shall cause each Subsidiary to inform the Holder of the following material developments: (i) entering into material agreements outside the ordinary course of business consistent with past practice, (ii) any issuance of debt securities by the Company or any Subsidiary, (iii) the incurrence of any Indebtedness, other than Permitted Indebtedness, by the Company or any Subsidiary, (iv) a change in the number of the Board of Directors of the Company, (v) a sale, lease or transfer of any material portion of the assets of the Company or any Subsidiary and (vi) any change in ownership of any Subsidiary (specifying the details of any such change, including the identity and ownership amount of any new owner).
          (xiii) The Company shall maintain, as at the end of each fiscal quarter commencing with the fiscal quarter ending July 31, 2007, Free Cash in an amount not less than $1,000,000.
          (xiv) The Company shall achieve EBITDA of at least $1 (the “EBITDA Target”) for at least one fiscal quarter ending on or prior to July 31, 2009.

          (xv) Within 45 days after the end of each of the first three fiscal quarters and within 90 days after the end of each Fiscal Year, the Company shall deliver to the Holder an officer’s certificate, in a form reasonably satisfactory to the Holder and signed by the Company’s Chief Financial Officer, certifying as to the Company’s compliance with all of the terms, conditions and covenants set forth in this Note (without regard to any period of grace or requirement of notice provided hereunder) and, in the event any default or Event of Default exists, specifying the nature of such default or Event of Default and the Company’s plans to cure such default or Event of Default and demonstrating the Company’s compliance with each of the financial covenants set forth in Sections 5(a)(xiii) and 5(a)(xiv). Each such officer’s certificate shall include a perfection certificate update in a form reasonably satisfactory to the Holder.
          (xvi) Prior to the issuance of any PIK Shares, the Company shall file with Nasdaq a Notification Form: Listing of Additional Shares for the inclusion of such PIK Shares on the Nasdaq Capital Market, and shall provide a copy thereof to the Holder.
          (b) So long as any amount due under this Note is outstanding and until the earlier of (i) the indefeasible payment in full of all amounts payable by the Company hereunder and (ii) the conversion of this Note, without the prior written consent of the Majority Holders (for purposes of this Section 5(b), any Company Notes held by any employee, director or officer of the Company or any Subsidiary shall not be deemed to be outstanding):
          (i) The Company shall not and shall cause each Subsidiary not to create, incur, guarantee, issue, assume or in any manner become liable in respect of any Indebtedness, other than Permitted Indebtedness.
          (ii) The Company shall not and shall cause each Subsidiary not to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than (i) Liens created pursuant to the Security Agreement and (ii) Permitted Liens. The Company shall not, and shall cause each Subsidiary not to, be bound by any agreement which limits the ability of the Company or any Subsidiary to grant Liens.
          (iii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service (other than service as an employee)) with, or for the benefit of, any of its Affiliates other than a wholly owned Subsidiary, except for consulting arrangements with directors approved by the Board.
          (iv) The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, declare or pay any dividends on account of any shares of any class or series of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or pay any interest, premium if any, or principal of any Indebtedness or redeem, retire, defease, repurchase or otherwise acquire any Indebtedness (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other payment in respect thereof or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that (i) the Company may make payments of interest, premium if any, and principal of the Notes in accordance with the terms hereof, (ii) provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing, the Company may declare and pay regular, recurring dividends on the shares of its Series B Preferred Stock outstanding on the date hereof in accordance with the terms of the Series B Preferred Stock as in effect on the date hereof, (iii) provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing, the Company and its Subsidiaries may make regularly scheduled payments of interest and principal of any Permitted Indebtedness, (iv) any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its capital stock and (v) the Company may repurchase capital stock from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee and in effect on the Closing Date (as defined in the Purchase Agreement), provided that (A) such repurchase is approved by a majority of the Board, (B) payments permitted under this clause (v) shall not exceed $1,000,000 in the aggregate, and (C) no such payment may be made if an Event of Default or an event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing or would result from such payment.
          (v) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, engage in any business other than the business of developing, manufacturing and marketing preventive healthcare technologies and products, focused on enhanced body defense and the detection of pre-disease states.
          (vi) The Company shall not and shall cause each Subsidiary not to make or own any Investment in any Person, including without limitation any joint venture, other than (A) Permitted Investments, (B) operating deposit accounts with banks, (C) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes and (D) investments by the Company in the capital stock of any wholly owned Subsidiary.
          (vii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.
          (viii) The Company shall not and shall cause each Subsidiary not to settle, or agree to indemnify or defend third parties against, any material lawsuit, except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice. A material lawsuit shall be any lawsuit in which the amount claimed against the Company and its Subsidiaries exceeds One Million United States Dollars ($1,000,000).

          (ix) The Company shall not and shall cause each Subsidiary not to amend its bylaws, certificate of incorporation or other charter document in a manner adverse to the Holder.
          (x) The Company shall not change its Fiscal Year.
     6. Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:
          (a) the failure of the Company to make any payment of principal on this Note when due, whether at maturity, upon acceleration or otherwise;
          (b) the failure of the Company to make any payment of interest on this Note, or any other amounts due under (i) the other Transaction Documents (as defined under the Purchase Agreement), (ii) the Amendment Agreement and the documents entered into in connection therewith, (iii) the Second Amendment Agreement and the documents entered into in connection therewith, or (iv) the Third Amendment Agreement and the documents entered into in connection therewith (collectively, the “Deal Documents”), each when due, whether on an Interest Payment Date, at maturity, upon acceleration or otherwise, and such failure continues for more than five (5) days;
          (c) the Company and/or its Subsidiaries fail to make a required payment or payments on Indebtedness of $250,000 or more in aggregate principal amount and such failure continues for more than ten (10) days;
          (d) there shall have occurred an acceleration of the stated maturity of any Indebtedness of the Company or its Subsidiaries of $250,000 or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or a Subsidiary of notice of such acceleration);
          (e) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under title 11 of the United States Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;
          (f) a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its Subsidiaries, exceeds $250,000 shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged; provided, however, that a judgment that provides for the payment of royalties subsequent to the date of the judgment shall be deemed to be discharged so long as the Company or the Subsidiary affected thereby is in compliance with the terms of such judgment;
          (g) the Company is in breach of the requirements of Sections 5(a)(xiii) or 5(a)(xiv) or Section 5(b) hereof;
          (h) if any representation or statement of fact made in the Deal Documents, any certificate or other document furnished to the Holder at any time by or on behalf of the Company proves to have been false in any material respect when made or furnished;
          (i) any Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Holders, free and clear of all other Liens (other than Permitted Liens), or any of the security interests granted pursuant to the Security Documents shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Security Documents, free and clear of all other Liens (other than Permitted Liens) or, except for expiration or termination in accordance with their terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof or any other Deal Documents shall be contested by the Company; or
          (j) if the Company fails to observe or perform in any material respect any of its covenants contained in the Deal Documents (other than any failure covered by Section 6(a), (b) or (g)), and such failure continues for thirty (30) days after receipt by the Company of notice thereof.
     Upon the occurrence of any such Event of Default, except as provided in the following paragraph, all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Holder, with respect to (a) through (d) and (f) through (j), and (B) automatically, with respect to (e). Except as provided in the following paragraph, upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the other Deal Documents. If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder and under the other Deal Documents. Upon the occurrence of any Event of Default, except as provided in the following paragraph, the Agent (on behalf of the Holder) shall have all the rights of a secured party under Article IX of the Uniform Commercial Code of the State or of any jurisdiction in which the Collateral is located. In addition, except as provided in the following paragraph, the Agent shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Agent’s own name or that of the Company and, in particular, the Agent may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Company reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made. The requirements of reasonable notice shall be met if such notice is given at least ten (10) Business Days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation, the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral (including legal fees and costs), shall become a part of the Obligations secured by the Security Agreement and payable from the proceeds of the disposition of the Collateral, and shall be payable on demand, with interest from date of expenditure until repaid. Notwithstanding any other provision contained in this Agreement or the Secured Notes, the Company, the Investors and the Agent agree that the following provisions will be applicable if a case under Title 11 of the United States Code or any other bankruptcy, insolvency, arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law is commenced by or against the Company or if the Company otherwise commences any action to restrain, enjoin or otherwise impede Agent’s exercise of the remedies afforded to Agent under this Agreement, the Secured Notes or the Security Agreement, at law or in equity (all such proceedings and actions hereafter referred to as “Debtor Relief Proceedings”): (i) the Company hereby stipulates that, at Agent’s option, the Agent and the Investors will be entitled to immediate and absolute lifting of any automatic stay of the enforcement of the Agent’s remedies under the Deal Documents, at law or in equity (including, without limitation, the provisions of 11 U.S.C. §362, as amended) which might be accorded to the Company in any Debtor Relief Proceeding; (ii) the Company acknowledges that the Company, the Agent and the Investors have negotiated at length and in good faith to reach the arrangements set forth in this Note; (iii) the Company further acknowledges that the remedies available to the Company through Debtor Relief Proceedings have been considered by the Company, the Agent, the Investors and their respective legal counsel; and (iv) as a result of such negotiations and after being fully advised by independent legal counsel, the Company has concluded that the institution of Debtor Relief Proceedings: (a) would cause a material decline in the value of the Collateral; (b) would increase the potential loss to the Company, the Agent, the Investors and the Company’s other creditors; (c) would only serve to delay the exercise of the remedies afforded to the Agent and the Investors by this Agreement and applicable law; and (d) would not be commenced in good faith. All capitalized terms not otherwise defined in this paragraph have the meanings assigned to them in the Security Agreement.
     So long as the only Events of Default that have occurred and are continuing are Qualifying Events of Default, upon the first occurrence of a Qualifying Event of Default which is not cured by the Company or waived or rescinded by the Holder, the Holder’s right to accelerate the principal and interest due under this Note shall be limited to one-third of the outstanding principal amount and all accrued interest then due under this Note (the “First Default Amount”). The date on which notice of the acceleration of the First Default Amount is given by the Holder is hereinafter referred to as the “First Acceleration Date.” Upon the second occurrence of a Qualifying Event of Default which is not cured or waived or rescinded by the Holder or upon the continuation of an existing Qualifying Event of Default more than 90 days after the First Acceleration Date and provided that the Holder shall have received the indefeasible payment in full of the First Default Amount, the Holder’s right to accelerate the principal and interest due under this Note shall be limited to one-half of the outstanding principal amount and all accrued interest then due under this Note (the “Second Default Amount”); provided, however, that no such acceleration shall be effective until 90 days after the First Acceleration Date. The date on which notice of the acceleration of the Second Default Amount is given by the Holder is hereinafter referred to as the “Second Acceleration Date.” Upon the third occurrence of a

Qualifying Event of Default which is not cured by the Company or waived or rescinded by the Holder or upon the continuation of an existing Qualifying Event of Default more than 90 days after the Second Acceleration Date and provided that the Holder shall have received the indefeasible payment in full of the First Default Amount and the Second Default Amount, the Holder shall not have the right to accelerate the remaining outstanding principal amount and all accrued interest then due under this Note until 90 days after the Second Acceleration Date. The failure of the Company to indefeasibly pay in full the First Default Amount or the Second Default Amount within three days of the First Acceleration Date or the Second Acceleration Date, as applicable, shall constitute an additional Event of Default hereunder and shall entitle the Holder, at its option, to declare the entire principal amount of this Note and all accrued interest hereunder immediately due and payable. In no event shall the Holder proceed against the collateral pursuant to the terms of the Security Agreement in respect of one or more Qualifying Events of Default subject to the provisions of this paragraph unless and until the Company shall have failed to pay the First Default Amount or the Second Default Amount, as applicable, within three days of the First Acceleration Date or the Second Acceleration Date, as applicable.
     7. No Waiver. To the extent permitted by applicable law, no delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.
     8. Amendments in Writing. Any term of this Note may be amended or waived upon the written consent of the Company and the holders of Company Notes representing at least 50% of the principal amount of Company Notes then outstanding (the “Majority Holders”); provided, that (x) any such amendment or waiver must apply to all outstanding Company Notes; and (y) without the consent of the Holder hereof, no amendment or waiver shall (i) change the Stated Maturity Date of this Note, (ii) reduce the principal amount of this Note or the interest rate due hereon, (iii) change the Conversion Price or (iv) change the place of payment of this Note. No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.
     9. Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.
     10. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THE COMPANY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     11. Secured Obligation. This Note is one of the Notes referred to in the Security Agreement and is secured by the collateral described therein. The Security Agreement grants the Holder certain rights with respect to such collateral upon an Event of Default.

     12. Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     13. Costs. If action is instituted to collect on this Note, the Company promises to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.
     14. Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.
     15. Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.
     16. Limitation on Conversion. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 4 hereof, in the event that, after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 4.999% (the “Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note, but shall exclude the number of shares of Common Stock that would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note (if any) beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Company Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. For purposes of this Section 16, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 16, in determining the number of issued and outstanding shares of Common Stock, the Holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company, or (z) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock issued and outstanding. Upon the request of the Holder, the Company shall within one (1) Business Day confirm to the Holder the number of shares of Common Stock then issued and outstanding. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (y) any such increase or decrease will apply only to the Holder and not to any other holder of the Company Notes. The provisions of this Section 16 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 16 to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.
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     IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Senior Convertible Note to be signed in its name, effective as of the date first above written.

ZILA, INC.
By:
Name:	Gary V. Klinefelter
Title:	Vice President and Secretary

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